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                                                                 Exhibit 23.1



                       Consent of Independent Auditors


The Board of Directors
SMT Health Services Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-44329) on Form S-3, registration statement (No. 33-61600) on Form
S-8, registration statement (No. 33-61602) on Form S-8, registration statement (No. 33-86920) on Form S-3, and registration statement (No. 33-80571) on
Form S-3 of SMT Health Services Inc. of our report dated February 21, 1996 relating to the consolidated balance sheets of SMT Health Services Inc.
and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K/A of SMT Health Services Inc.






/s/ KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
June 14, 1996